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EXHIBIT 99.3


Press Release                                        Source: SSP Solutions, Inc.

SSP Solutions Announces Lease Termination Agreement
Wednesday September 3, 9:25 am ET


Eliminates $5.3 Million in Future Lease Obligation

IRVINE, Calif.--(BUSINESS WIRE)--Sept. 3, 2003--SSP Solutions, Inc. (Nasdaq:SSPX
- News), a leading provider of identity and information assurance products and services, today announced it has reached an agreement with Research Venture, LLC for the termination of a lease of real property located in the Irvine Spectrum in Southern California in exchange for the payment of $865,000 in cash and the issuance of 414,450 shares of SSP common stock. By completing this agreement, SSP has eliminated further liability for future rent payments of approximately $5.3 million, plus related common area costs for the same time period. The terminated lease would otherwise have continued through the seven year lease term ending January 16, 2009.

Under the agreement, SSP must complete a previously filed registration statement for the resale of 1,056,242 shares previously issued to Research Venture. The Company must also file, on or before November 30, 2003, a registration statement for 414,450 new shares issued pursuant to the agreement. If the registration statements are suspended prior to the shares being sold or qualifying for sale under Rule 144, the company could be obligated to repurchase unsold shares from Research Venture at prearranged prices.

To date, SSP has made payments to Research Venture under the lease and in termination of the lease in the aggregate amount of $1.3 million.

"With this settlement in place, we can resume our focus on restructuring our balance sheet and growing our company," commented Marvin J. Winkler, co-chairman and CEO. "We are happy to have this matter behind us."

About SSP Solutions, Inc.

SSP Solutions, Inc. designs and develops innovative identity management solutions for corporate and government institutions. Our solutions streamline the deployment, use, and management of digital identities across an organization, delivering strong authentication and access control. For more information, visit http://www.sspsolutions.com/ or call SSP Solutions, Inc. 949-851-1085.

Safe Harbor Statement Under the Private Securities Litigation Reform Act of 1995

With the exception of historical information, matters discussed in this news release are forward-looking statements involving a number of risks and uncertainties and may not be achieved due to factors beyond our control. Risks inherent in our business are described in Securities and Exchange Commission filings. SSP Solutions, Inc. undertakes no obligation to revise or update any forward-looking statements to reflect events or circumstances after the date of this release.

_____________________
Contact:
     SSP-Litronic (Editorial Contact)
     Press Relations, 949-851-1085
     pr@sspsolutions.com
     or
     SSP Solutions, Inc. (Investor Contact)
     Thomas E. Schiff, 949-851-1085
     tom.schiff@sspsolutions.com